Exhibit 23

Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 170651) pertaining to Southern Bank 401(k) Retirement Plan, of our report dated December 10, 2024, on our audit of the statements of net assets available for benefits of Southern Bank 401(k) Retirement Plan as of June 30, 2024 and 2023, and the related statement of changes in net assets available for benefits for the year ended June 30, 2024, which report appears in the June 30, 2024, annual report on Form 11- K of Southern Bank 401(k) Retirement Plan. /s/ Forvis Mazars, LLP St. Louis, Missouri December 10, 2024